EXHIBIT 99.1

FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:	AT SYNUTRA:
Haris Tajyar	Weiguo Zhang
Ph: 818-382-9702	Ph: 301-840-3888
htajyar@irintl.com	wzhang@synutra.com

FOR IMMEDIATE RELEASE
FEBRUARY 9, 2010

SYNUTRA REPORTS THIRD QUARTER FINANCIAL RESULTS

Company Sees Return to Profitability as it Continues to Recover
From September 2008 Melamine Incident

Qingdao, China and Rockville, Md. – February  9, 2010 — Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, today reported financial results for the Company’s third quarter and nine months ended December 31, 2009.

Company Continues to Increase Revenues and Maintain Market Share

Revenues for the third fiscal quarter ended December 31, 2009 reached $96.80 million, an increase of over 400% from $17.7 million in the year-ago third quarter. The increase is primarily due to the absence of the Company’s U-Smart product series in the year-ago third quarter after the Chinese government found that eight lots of Synutra’s U-Smart series of formula products along with certain products of 21 other manufacturers had been contaminated with melamine in September 2008. Since the product recall, the Company has been steadily regaining the lost market share from the incident through a series of strategic initiatives, including new marketing and sales programs, sales of its premium line of Super series infant formula products, which accounts for the majority of segment sales, and sales of surplus milk powder to industrial customers.

On a sequential basis, revenues in the third quarter increased 48.2% from $65.3 million in the second quarter ended September 30, 2009. The increase was primarily due to continued gains in sales of Synutra’s powdered formula products and sales of surplus milk powder to industrial customers.  According to data released by the Ministry of Commerce’s Commercial Information Center (CIC), the Company’s market share has stabilized at approximately 7.0% for the fiscal quarter ended December 31, 2009, representing a significant increase from the 3.4% as reported in October 2008, the month immediately following the melamine contamination incident.

Synutra Third Quarter Press Release

The Company’s powdered formula segment recorded a gross margin of $16.7 million, or 41.6% from net sales of $40.1 million, which was offset by a loss of $3.8 million on other sales of $56.5 million, which mainly included industrial surplus milk powder on revenue of $53.4 million for the fiscal quarter ended December 31, 2009, representing a significant improvement from fiscal quarters that immediately followed the product recall. The improvement of gross profit over the same period in 2008 was driven primarily through sales of the Company’s premium line of Super series infant formula products. The sales of Super series infant formula accounted for approximately 59.6% of the volume of sales and 70.9% of the net sales for the segment for the fiscal quarter ended December 31, 2009. The Company believes that the increasing sales of its Super series infant formula has led the segment in market recovery and helped to stabilize the Company’s market position.

The Company generated a gross profit of $12.6 million during the third fiscal quarter compared to a loss of $9.8 million in the year-ago quarter. For the third fiscal quarter, the Company reported a net loss attributable to common shareholders of $9.7 million, or $0.18 per fully diluted share, compared to a year-earlier net loss of $49.3 million, or $0.91 per fully diluted share. On a sequential basis, net loss attributable to common shareholders in the latest quarter decreased from $14.0 million, or $0.26 per fully diluted share, in the quarter ended September 30, 2009.

CEO Sees Continued Market Share Gains and Return to Profitability

Liang Zhang, Chairman and CEO of Synutra, commented, “The quarterly gains in revenues and market share are clear signs of the success of our recovery efforts.  During the past quarter, we focused on streamlining management tools and systems to ensure efficiency and transparency.  As a result, we have been able to optimize our inventory levels both on the production side and in the distribution channels.  We also redeployed significant resources to support increased promotional activities to our consumers and beyond the distribution channels, by our field promoters in the communities and our nutrition education professionals at the medical and healthcare facilities. With the direct impact of the 2008 melamine incident behind us, sales of our industrial surplus milk powder abating as our inventory levels are restored to reasonable levels, and with the success of the comprehensive recovery effort and new sales initiatives, I have reason to believe that we will be on track for growth and profitability in the near future and we continue to strive to regain our leadership position in the market in the months ahead.”

Revenues for the nine months ended December 31, 2009 decreased by 12.7% to $209.5 million from $239.8 million in year-ago period.  The Company’s gross profits for the nine month period ended December 31, 2009 increased by 46.2% to $44.5 million from $30.4 million for the same period in the previous year. For the nine month period, the Company reported a net loss of $33.7 million, or $0.62 per diluted share, compared to a net loss of $83.4 million, or $1.54 per diluted share, for the same period in the previous year.  The decrease in the Company’s nine-month revenues was a result of the lingering impact of the product recall carried out in late 2008 as well as a greater proportion of rebates to distributors and the additional product discounts provided to distributors beginning August 2009 as compensation for certain product promotion activities that were previously handled by the Company.

Conference Call Information

Synutra management will conduct a conference call today, Tuesday, February 9, 2010 at 11:00 am Eastern Time. The conference call may be accessed by calling (877) 407-9205 or (201) 689-8054 (International).

Synutra Third Quarter Press Release

A replay of the conference call will be available through August 18, 2009. Access the replay by calling (877) 660-6853 or (201) 612-7415 (International) and entering account number 286 and conference number 330125.

About Synutra International, Inc.

Synutra International Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan," or "Synutra," name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive, nationwide sales and distribution network covering 30 provinces and provincial-level municipalities in China. As of December 31, 2009, this network comprised over 540 distributors and over 1000 sub-distributors who sell Synutra products in over 67,000 retail outlets.  Additional information about Synutra International, Inc. can be found at www.synutra.com.

Forward-looking Statements: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of our products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in the "Item 1. Business," "Item 1A. Risk Factors," "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," and other sections in Synutra's Form 10-K filed with the Securities and Exchange Commission on June 15, 2009. The forward-looking statements are made as of the date of this press release. Synutra International Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

[FINANCIAL TABLES TO FOLLOW]

Synutra Third Quarter Press Release

SYNUTRA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (in thousands except earnings per share data)
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008

Net sales	$96,795	$17,658	$209,475	$239,829
Cost of sales	84,175	27,418	165,004	209,417

Gross profit (loss)	12,620	(9,760)	44,471	30,412

Selling and distribution expense	11,635	11,347	32,446	33,428
Advertising and promotion expenses	4,596	34,582	27,248	85,315
General and administrative expenses	5,466	8,197	15,016	18,917
Impairment loss	53	—	5,974	—
Other operating income, net	274	70	498	803

Loss from operations	(8,856)	(63,816)	(35,715)	(106,445)

Interest expense	1,051	1,378	6,217	2,444
Interest income	716	110	1,604	494
Other income expense, net	(40)	(431)	(1,091)	(785)

Loss before income tax expense (benefit)	(9,231)	(65,515)	(41,419)	(109,180)
Income tax expense (benefit)	638	(16,147)	(7,497)	(25,778)

Net loss	(9,869)	(49,368)	(33,922)	(83,402)

Net loss attributable to the noncontrolling interest	(141)	(26)	(229)	(24)

Net loss attributable to Synutra International, Inc. common shareholders	$(9,728)	$(49,342)	$(33,693)	$(83,378)

Loss per share - basic and diluted	$(0.18)	$(0.91)	$(0.62)	$(1.54)

Weighted average common share outstanding - basic and diluted	54,001	54,001	54,001	54,001

Synutra Third Quarter Press Release

SYNUTRA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value)
(unaudited)

	December 31, 2009	March 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$56,452	$37,736
Restricted cash	63,478	84,338
Accounts receivable, net of allowance of $1,059 and $1,452, respectively	25,810	23,826
Inventories	63,176	114,724
Due from related parties	2,516	2,463
Deferred tax assets	16,294	16,276
Income tax receivable	3,902	1,476
Receivable from assets disposal	6,980	—
Prepaid expenses and other current assets	11,438	13,436
Assets held for sale	408	—

Total current assets	250,454	294,275

Property, plant and equipment, net	110,721	144,481
Land use rights, net	6,030	6,374
Intangible assets, net	3,413	3,136
Goodwill	1,436	1,435
Deferred tax assets	18,467	18,464
Receivable from assets disposal	4,403	—
Other assets	3,357	4,406

TOTAL ASSETS	$398,281	$472,571

LIABILITIES AND EQUITY
Current Liabilities:
Short-term loans	$223,960	$224,647
Accounts payable	57,281	112,968
Due to related parties	2,675	5,172
Advances from customers	11,145	5,448
Product recall provision	—	4,547
Other current liabilities	21,577	21,925

Total current liabilities	316,638	374,707

Synutra Third Quarter Press Release

SYNUTRA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(in thousands, except share par value)
(unaudited)

	December 31, 2009	March 31, 2009

Long-term debt	$26,361	$8,777
Deferred revenue	4,686	4,681
Capital lease obligations	5,377	5,254
Other long-term liabilities	1,408	1,756

TOTAL LIABILITIES	354,470	395,175

Equity:
Synutra International, Inc., shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 54,001 and 54,001 issued and outstanding at December 31, 2009 and March 31, 2009, respectively	5	5
Additional paid-in capital	76,607	76,607
Accumulated deficit	(57,367)	(23,674)
Accumulated other comprehensive income	24,046	23,921

Total Synutra common shareholders’ equity	43,291	76,859
Noncontrolling interest	520	537

Total equity	43,811	77,396

TOTAL LIABILITIES AND EQUITY	$398,281	$472,571

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